Exhibit 5.1

November 3, 2010

Coca-Cola Enterprises, Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30338

Re:	Coca-Cola Enterprises, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on or about November 3, 2010 by Coca Cola Enterprises, Inc., (the “Company”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities in one or more series: (i) debt securities of the Company (the “Debt Securities”), consisting of debentures, notes and/or other evidences of indebtedness, which may be unsubordinated or subordinated to certain other obligations of the Company; (ii) warrants to purchase Debt Securities (the “Debt Warrants”) and (iii) warrants to receive from the Company the cash value in U.S. dollars of the right to purchase and to sell such foreign currencies or units of two or more currencies as shall be designated by the Company at the time of offering (the “Currency Warrants” and, together with the Debt Warrants, the “Warrants”), in each case, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement a “Prospectus Supplement”). The Debt Securities, Debt Warrants and Currency Warrants are collectively called the “Securities.” The Debt Securities will be issued under an Indenture (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”). The Debt Warrants will be issued under one or more debt warrant agreements (each, a “Debt Warrant Agreement”). The Currency Warrants will be issued under one or more currency warrant agreements (each, a “Currency Warrant Agreement” and, together with the Debt Warrant Agreements the “Warrant Agreements”) each to be entered into between the Company and a financial institution identified therein as a warrant agent (each, a “Warrant Agent”).

As Senior Vice President, General Counsel and Strategic Initiatives of the Company, I am familiar with the Amended and Restated Certificate of Incorporation, as amended through October 2, 2010, and the By-Laws of the Company, as amended and restated through April 23, 2010, and with the affairs of the Company. In rendering the opinions set forth below, I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express such opinions. In rendering such opinions, I also have assumed that:

(i)	the Indenture will have been duly authorized, executed and delivered by the Trustee;

(ii)	prior to the offering and sale of Debt Securities, the officers of the Company duly authorized by the Company’s Board of Directors or a committee thereof will (a) execute and deliver the Indenture and (b) authorize by proper corporate action the terms of and the prices at which the Debt Securities are to be issued and sold pursuant to the terms of the Indenture, and

(iii)	prior to the offering and sale of Warrants, the officers of the Company duly authorized by the Company’s Board of Directors or a committee thereof and the applicable Warrant Agent will authorize by proper corporate action the terms of the Warrant Agreements and that the Warrant Agreements will be duly executed and delivered by the Company and by the applicable Warrant Agent.

With regard to the opinions set forth below, insofar as they relate to the Debt Securities and the Warrants as valid, binding and enforceable obligations of the Company, I have relied solely upon an opinion letter dated November 3, 2010 from Shearman & Sterling LLP, New York, New York, with respect to all matters of New York law related thereto. Based on the foregoing, and subject to the assumptions and qualifications set forth above, it is my opinion that:

1.	the Debt Securities, when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); and

2.

the Warrants, when duly executed by the Company and countersigned by the Warrant Agent in accordance with the applicable Warrant Agreement and delivered to and paid for by the purchasers thereof, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable Warrant Agreement, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

[Signature page follows]

Very truly yours,

/s/ JOHN R. PARKER, JR.
John R. Parker, Jr.

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